Mercury Air Group, Inc. (AMEX: MAX)
Historical Stock Price and Trading Volume



$9.00
$8.00
$7.00
$6.00
$5.00
$4.00
$3.00
$2.00
(a)
(b)
Mar-03
May-03
Jul-03
Sep-03
Nov-03
Jan-04
Mar-04
May-04
Jul-04
Sep-04
Nov-04
Jan-05



200,000
150,000
100,000
50,000
0
Mar-03
May-03
Jul-03
Sep-03
Nov-03
Jan-04
Mar-04
May-04
Jul-04
Sep-04
Nov-04
Jan-05

(a) On October 6, 2004, the Company announced a special dividend of $5.70 per share, at which point the Company's shares were trading at $5.39 per share.

(b) On November 5, 2004, the Company paid the special dividend.

Trading History

	Average Price	Average Volume
Previous 10 Trading Days	$3.53	3,170
Previous 30 Trading Days	$3.63	4,243
Previous 60 Trading Days	$3.98	8,500
Previous 90 Trading Days [a]	$3.81	18,779
Previous 120 Trading Days [a]	$3.81	19,609
Previous 150 Trading Days [a]	$4.07	17,241
Previous 180 Trading Days [a]	$4.25	15,226
Previous 52-Weeks [a]	$4.78	12,173
Previous 2 Years [a]	$5.57	8,415
52-Week High	$8.45 [b]	226,300
52-Week Low	$3.08 [c]	0

(a) Average prices have been adjusted to exclude the Special Dividend.

(b) Occurred on November 5, 2004, the day the special dividend was paid.

(c) Occurred on November 8, 2004, the first trading day after the special dividend was paid.